Exhibit 10.3
COSTCO WHOLESALE CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
U.S. PARTICIPANTS
1.    Grant of Stock Units. You are hereby granted Stock Units covering the number of shares of Costco Wholesale Corp. (the “Company”) common stock (the “Shares”) specified in the Grant Detail made available electronically in connection with the grant (the “Detail”). By accepting this grant and shares delivered under the grant, you acknowledge and agree that this grant is subject to the terms and conditions of this Agreement and of the Costco Wholesale Corporation 2019 Stock Incentive Plan (the "Plan"), which is incorporated here by reference and a copy of which can be found on the Company's internal website or obtained through the Financial Planning Department.
2.    Vesting Schedule and Delivery of Shares.
(a) The Stock Units are not Shares; they will be converted into Shares when the Stock Units are settled after vesting. Any Stock Units that have not vested under this Agreement and the Detail shall be forfeited. Generally, Stock Units will settle and be issued as Shares on the anniversary of the grant date under the schedule set forth in the Detail. You will receive the Shares within 10 business days of the vesting date. Fractional shares will be rounded to the nearest thousandth (three decimals). A portion of your Shares will be withheld to cover taxes.
(b) The provisions of this Section 2(b) apply to Stock Units with a Five-Year Vesting Period as set out in the Detail (“5YR Stock Units”):
i. Active employees who attain 25 or more years of service shall qualify for accelerated vesting: one-third of the then unvested 5YR Stock Units for 25 or more years of service; two-thirds of the newly granted 5YR Stock Units for 30 or more years of service or one-half of the then unvested 5YR Stock Units for those grants which have already received the accelerated vesting related to the 25 years of service; and all of the newly granted or then unvested 5YR Stock Units for 35 or more years of service. Long-service periods required for accelerated vesting require continuous years of service for persons first receiving grants in or after October 2013. Following this accelerated vesting, any unvested 5YR Stock Units shall vest on a pro rata basis over the remaining term of the grant at the dates set forth in the Detail. For example:
(1) If you receive on October 22 a grant of 6,000 5YR Stock Units and attain 25 years of service on the following April 15, at the next October 22 you will vest as to 1,200 5YR Stock Units for the normal annual vesting (one-fifth times 6,000) and as to an additional 1,600 5YR Stock Units due to years of service (6,000 minus 1,200 times one-third).
(2) If you receive a grant of 6,000 5YR Stock Units and had attained 25 years of service prior to the October 22 grant date, you would receive 2,000 5YR Stock Units (6,000 times one-third) on the date of grant. If on the following April 15, you attained 30 years of service, then on the following October 22, you would receive 800 5YR Stock Units for the normal annual vesting

(6,000 minus 2,000 times one-fifth), and an additional 1,600 5YR Stock Units due to years of service (6,000 minus 2,800 times one-half).
ii. If your employment is terminated other than for cause, you will vest in additional 5YR Stock Units as set forth below. For purposes of this subparagraph (ii), the quarterly dates are January 22; April 22; July 22 and October 22.
(1) Except in the case of years when a new accelerated vesting threshold (25, 30, or 35 years of service) is or would be reached, for each complete quarter that has passed since the anniversary of the grant date you will vest in 25% of the 5YR Stock Units that were scheduled to vest during that grant year. For example, if you receive a grant on October 22 of 6,000 5YR Stock Units and you terminate on the next April 23 (two quarters later) you will vest as to 600 5YR Stock Units (one-fifth times 6,000 times two-fourths). You will receive Shares within 90 days of termination but no later than 10 business days after the vesting date on the grant anniversary.
(2) If you terminate after the grant date and have by the end of the immediately preceding calendar quarterly vesting date attained the required years of service, you will receive the pro rata number of Shares that have vested under the normal annual vesting and the Shares that you have qualified for based on accelerated vesting within 90 days of your termination, but no later than 10 business days after the vesting date on the grant anniversary. If under the example above you had received a grant of 6,000 5YR Stock Units and had already attained 25 years of service prior to the date of grant, attained 30 years of service on the following April 15, and terminated on August 30, you would receive 600 5YR Stock Units as a result of your pro rata number of Shares from normal annual vesting (6,000 minus 2,000 times one-fifth times three-fourths), and an additional 1,700 5YR Stock Units due to years of service (6,000 minus 2,600 times one-half).
(3) If you terminate before the end of the first quarterly date (January 22), you will not vest in any otherwise unvested Shares. For example, if you receive a grant on October 22 of 6,000 5YR Stock Units and you attain 25-years of service on December 1, and you terminate on December 2, you would not receive any 5YR Stock Units from that award.
(c) The provisions of this Section 2(c) apply to Stock Units with a Three-Year Vesting Period as set out in the Detail (“3YR Stock Units”):
    i. No portion of the 3YR Stock Units will vest on an accelerated basis due to years of service. All 3YR Stock Units shall vest solely in accordance with the terms of this Agreement and the Detail.
    ii. If your employment is terminated other than for cause, you will vest in additional 3YR Stock Units as set forth below. For purposes of this subparagraph (ii), the quarterly dates are: January 22; April 22; July 22 and October 22.
(1)For each complete quarter that has passed since the anniversary of the grant date you will vest in 25% of the 3YR Stock Units that were scheduled to vest during that grant year. For example, if you receive a grant on October 22 of 6,000 3YR Stock Units and you terminate on the next April 23 (two quarters later) you will vest as to 1,000

3YR Stock Units (one-third times 6,000 times two-fourths). You will receive Shares within 90 days of termination but no later than 10 business days after the vesting date on the grant anniversary.
(2)If you terminate before the end of the first quarterly date (January 22), you will not vest in any otherwise unvested Shares. For example, if you receive a grant on October 22 of 6,000 3YR Stock Units, and you terminate on December 2, you would not receive any 3YR Stock Units from that award.
(d) For purposes of Sections 2(b) and (c), you will be treated as continuing in employment for a number of days following Termination (as defined in Section 8(h)) equal to the number of days of unused vacation available to you but no more than a maximum of six week (30 business days). If an anniversary of the grant date occurs during the vacation period, you will vest and be paid 10 business days after the anniversary date of the grant.
(e) Accelerated vesting will occur at death. That vesting will be 100% if at the time of death you were an officer at the Assistant Vice President level or above or if you have ten or more years of service. In any other case, that vesting will be 50% if you were employed at the time of death (after giving credit for the quarterly vesting applied for terminations). Shares will be distributed within 90 days of death.
(f) No further vesting (including without limitation any accelerated vesting) shall occur if you are terminated for cause.
(g) Vesting shall continue during a leave of absence; provided, however, that the Administrator has the discretion to cancel Stock Units or forfeit vesting in connection with a leave of absence. No continued vesting or Administrator action taken in connection with vesting during a leave shall have the effect of creating a deferral of compensation for purposes of Internal Revenue Code Section 409A.
(h) If you voluntarily or involuntarily experience a change to employment status or to a position in the Company that is not eligible for a Stock Unit grant or is eligible for a lesser number of Stock Units, except as otherwise determined by the Administrator, vesting shall cease at the time of such change or occur at the lesser number associated with the new position; in connection with the change in status or position, at the anniversary of the grant you will vest at your prior position award level based on the number of full quarters of service since the prior grant date anniversary achieved at that position prior to the change in status.
3.    Internal Revenue Code Section 409A. This Stock Unit Agreement is intended to be exempt from Section 409A as a short-term deferral, and the payment dates provided for in section 2 shall in all events occur within the short-term deferral period provided for in section 409A. Should a deferral of compensation nonetheless occur, the Agreement will be interpreted in a manner that complies with Section 409A, including the six-month delay applicable to specified employees.
4.    No Shareholder Rights. Stock Units represent hypothetical Shares. Until the Stock Units vest and Shares, if any, are issued, you shall not be entitled to any of the rights or benefits generally accorded to shareholders. Unless otherwise determined by the Administrator, delivery of Shares shall be effected by book-entry credit to a custody account (the "Custody Account") maintained by you with a Custodian designated by the Company. You shall be the beneficial owner of any Shares properly credited to the Custody Account. You shall have no right to any dividend or distribution or vote or other shareholder rights with respect to such Shares if the record date is prior to the date the Custody Account is properly credited with the Shares.
5.    Taxes.
(a) For tax and withholding purposes, the value of any Shares issued shall be determined based on the closing stock price on the date of vesting, regardless of when the Shares are actually credited to a Custody Account. You shall be liable for any and all taxes, including (without limitation) withholding taxes, interest or penalties arising out of this grant, the vesting of Stock Units, any violation of section 409A that impacts this Stock Unit, or the transfer of Shares or other property in settlement of the Stock Units. In the event that the Company or the Employer (as defined below) is required to withhold taxes as a result of the grant or vesting of Stock Units, the transfer of Shares or other property in settlement of the Stock Units, or any subsequent sale of Shares issued in settlement of such Stock Units, you shall surrender a sufficient number of whole Shares as necessary to cover all required withholding taxes and required social security contributions at the time the restrictions on the Stock Units lapse. To the extent that any surrender of Shares for payment is insufficient, you authorize the Company and its Affiliates, which are qualified to deduct tax at source, to deduct all applicable required withholding taxes and social security contributions from your compensation. You agree to pay the Company any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.
(b) Regardless of any action the Company or your employer (the "Employer") takes with respect to any or all income tax, social security, payroll tax, payment on account, other tax-related withholding or information reporting ("Tax-Related Items"), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by Employee is and remains your responsibility and that the Company and the Employer: (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Stock Units, including the vesting of Stock Units, subsequent payment of Shares related to such Stock Units or the subsequent sale of any Shares acquired pursuant to such Stock Units; and (ii) do not commit to structure the terms or any aspect of this grant of Stock Units to reduce or eliminate your liability for Tax-Related Items. The Company may refuse to deliver Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
6.    Data Privacy Consent. You consent, to the extent applicable law requires consent, to the collection, use and transfer, in electronic or other form, of your personal data by and among, the Company and its Affiliates for the exclusive purpose of administering your participation in the Plan. You understand that the Company, the Employer and their Affiliates hold certain personal information about you, including your name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or by the Employer, details of any entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of administering the Plan ("Data"). You understand that the Data may be transferred to third parties assisting in the administration of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient country may have different data privacy laws and protections than your country. You may request a list with the names and addresses of any potential recipients of the Data, request information as to the nature of the Data provided to other parties, and withdraw in writing the consent contained in this section, all by contacting the Financial Planning Department, and understands that refusing or withdrawing consent may affect his ability to participate in the Plan.
7.    Plan Information. You acknowledge receipt of copies of the Plan and the Plan prospectus from the Company and agree to receive shareholder information, including copies of any annual report, proxy statement and periodic report, from the investor relations section of the Company's website at http://www.costco.com. You acknowledge that copies of the Plan, Plan prospectus, Plan information and shareholder information are also available upon written or telephonic request to the Financial Planning Department, 999 Lake Drive, Issaquah, WA 98027.
8.    Acknowledgment and Waiver. In accepting the Company's grant of Stock Units and any Shares delivered under the grant, you expressly acknowledge and agree that:
(a) the Plan is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; and that the grant of Stock Units is discretionary and does not create any contractual or other right to receive future grants of Awards or other benefits in lieu of Awards, even if Awards have been granted repeatedly in the past;
(b) the Plan is operated and the Stock Units are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights you have under this Agreement, including any rights related to the issuance of Shares pursuant to the Stock Units, may be raised only against the Company but not any Affiliate;
(c) your participation in the Plan shall not create a right to further employment with the Company, does not create an employment contract with the Company, and shall not interfere with the ability of the Company to terminate or modify your employment relationship at any time, with or without cause, insofar as permitted by law;
(d) the Stock Units and resulting benefits are an extraordinary item that is outside the scope of your employment contract, if any, and are not part of normal or expected compensation or salary for any purposes, including for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;
(e) all decisions with respect to future equity awards, if any, shall be at the sole discretion of the Company;
(f) the future value of the Shares is unknown, may increase or decrease from the date of grant or vesting of the Stock Unit, and cannot be predicted;

(g) in consideration of the award of the Stock Units, no claim or entitlement to compensation or damages shall arise from (i) termination of this grant of Stock Units or diminution in value of the Stock Units, or Shares, if any, issued through the settlement of the Stock Units, resulting from your Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable labor laws of the jurisdiction where you are employed or the terms of your employment agreement, if any); and (ii) the forfeiture or cancellation of the Stock Units and/or recoupment of any Shares, cash, or other benefits acquired under the Plan resulting from the application of any recoupment policy pursuant to section 10 of this Agreement, or any recovery or clawback policy otherwise required by applicable laws, rules, regulations or stock exchange listing standards; and in consideration of the grant of the Stock Units, you agree not to institute any claim against the Company or its Affiliates; if, notwithstanding the foregoing, any such claim is found by a court or tribunal of competent jurisdiction to have arisen, then, by accepting this Agreement, you shall be deemed to have irrevocably waived your entitlement to pursue or seek remedy for any such claim; and
(h) upon your Termination (whether or not such Termination constitutes a breach of local labor laws), your right to receive benefits shall be only as set forth in this Agreement; your Termination shall be effective on the date reasonably anticipated by the Company and you, that you will no longer be employed at a level equal to or greater than 21% percent of his average level of services over the immediately preceding 36-month period. Your Termination will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of "garden leave" or similar period pursuant to local law); and the Company shall have the exclusive discretion to determine when you have terminated active employment for purposes of this grant of Stock Units.
9.    Miscellaneous.
(a) Stock Units shall not be sold, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law. The Company shall not be required to treat as the owner of Stock Units, or associated benefits hereunder, any transferee to whom such Stock Units or benefits shall have been so transferred in violation of this Agreement.
(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to you at your address then on file with the Company.
(d) The Plan and this Agreement and the Detail constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between the Company and you with respect to that subject matter and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the laws of the State of Washington. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern (subject to section 9(e)). Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan. Certain other important terms governing this contract are contained in the Plan. If issues of interpretation arise under any documents, the judgment of the Administrator shall be final.
(e) To the extent the Company determines that this Agreement is subject to Section 409A, but does not conform with the requirements thereof, the Company may at its sole discretion amend or replace the Agreement to cause the Agreement to comply with Internal Revenue Code Section 409A.
(f) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
10.    Recoupment. Notwithstanding any other provision of your Agreement, any Shares acquired and any amount received with respect to any sale of such Shares are subject to potential cancellation, recoupment, rescission, payback or other action, as applicable, in accordance with the terms of the Recoupment Policy as may be amended from time to time to comply with changes in laws, rules or regulations that are applicable to such Stock Units. (The current recoupment policy is reflected in paragraph 24 of the Company’s Corporate Governance Guidelines, which can be found on the Investor Relations site.) You agree to the Company’s enforcement of the Recoupment Policy and any related provision of applicable law without further consent or action being required by you. Without limitation, you authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold your Shares (or, if applicable, other amounts) acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.
PLEASE RETAIN THIS AGREEMENT FOR YOUR RECORDS
OCT 2025 Rev.